Exhibit 10.27

FIRST AMENDMENT

     THIS FIRST AMENDMENT (the "Amendment") is made and entered into as of January 8,2009, by and between CCP/MS SSIII Denver Tabor Center 1 Property Owner LLC, a Delaware limited liability company ("Landlord"), and Geovic Mining Corp., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated August 21, 2008 ("Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 4,542 rentable square feet (the "Original Premises") described as Suite No. 980 on the 9th floor of the building commonly known as Tabor Center 1 located at 1200 17th Street, Denver, CO 80202 (the "Building").

B.

Tenant has requested that additional space containing approximately 2,050 rentable square feet described as Suite No. 975 on the 9th floor of the Building shown on Exhibit A hereto (the "Expansion Space") be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

     NOW, THEREFORE, in consideration of the .mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date.

1.01

Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 4,542 rentable square feet on the 9th floor to 6,592 rentable square feet on the 9th floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions' are expressly provided for herein with respect to the Expansion Space, except that the Remaining Allowance for the Original Premises shall be available as provided in Section 8.02 below.

1.02

The Expansion Effective Date shall be the later to occur of (I) April 1, 2010 ("Target Expansion Effective Date"), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Expansion Space has been Substantially Completed (as defined below); provided, however, that if Landlord shall be delayed in Substantially Completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of Substantial Completion shall be deemed to be the day that said Landlord Work would have been Substantially Completed absent any such Tenant Delay(s). The Landlord Work shall be deemed to be " Substantially Complete" or "Substantially Completed" on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant's use of the Premises as reasonably agreed to by Tenant. If the parties cannot agree on whether Substantial Completion has been achieved, Landlord's architect shall make the final determination. A"Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

(i)

Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date (in which event the Tenant Delay shall be deemed to be the shorter of (i) the actual time by which the Tenant's failure exceeds the specified time period or (ii) the delay in completion of the Landlord Work resulting from the Tenant Delay);

(ii)

Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay (in which event the Tenant Delay shall be deemed to be the shorter of (i) the actual time by which the Tenant's failure exceeds the specified time period or (ii) the delay in completion of the Landlord Work resulting from the Tenant Delay); and Landlord shall place orders for any long lead time items within ten (10) days of accepting the final bid for Landlord Work,

(iii)	Changes requested or made by Tenant to previously approved plans and specifications;

(iv)	The performance of work in the Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

(v)	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work,

1.03

The adjustment of the Expansion Effective Date under Section 1.02 above and, accordingly, the postponement of Tenant's obligation to pay Rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Landlord Work not being Substantially Complete on the Target Expansion Effective Date.

1.04

In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph 1.02, of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants, Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom, If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.	Base Rent. In addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Term or Period	Annual Rate	Monthly
	Per Square Foot	Base Rent
Expansion Effective Date -Last
day of 8th full calendar month
thereafter	$25.50	$4,356.25
9-20	$26.00	$4,441.67
21-32	$26.50	$4,527.08
33-Termination Date	$27.00	$4,612.50

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is other than the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. The effective date of any increases or decreases in the Base Rent rate shall be postponed in accordance with any adjustment of the Expansion Effective Date as provided above.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.

Tenant's Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant's Pro Rata Share for the Expansion Space is .3585%. For the avoidance of doubt, for all periods prior to the Expansion Effective Date, the Tenant's Pro Rata Share of Expenses and Taxes for the Original Premises shall remain as described in the Lease.

5.

Expenses and Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenants Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease.

6.	Improvements to Expansion Space.

6.01

Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as is expressly provided otherwise in this Amendment, including any and all Landlord Work as set forth in Section 6.02 below and Exhibit B.

	6.02	Responsibility for Improvements to Expansion Space. Landlord shall perform Improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

7.

Early Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements, if any),Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Expansion Space.

8.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01

Parking. Commencing on the Expansion Effective Date, in addition to the parking rights set forth in Section 1a of Exhibit F of the Lease, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant up to an additional four (4) unreserved Spaces in the Garage for the use of Tenant and its employees pursuant to the Terms of Section 1 of Exhibit F. In addition to the foregoing, Tenant shall also have the right, upon not less than 30 days prior written notice and subject to availability, to lease from Landlord, on a month-to-month basis, two (2) additional unreserved Spaces in the Garage for the use of Tenant and its employees pursuant to the Terms of Section 1 of Exhibit F.

8.02

Remaining Allowance. The parties acknowledge that there is approximately $28,603.00 remaining from the Allowance granted in the Lease for the Original Premises ("Remaining Allowance"). Landlord agrees to allow the Remaining Allowance to be used for the installation of improvements in the Premises and/or the Expansion Space pursuant to the terms of the Work Letter attached to this Amendment as Exhibit B as if the Remaining Allowance was the Expansion Allowance (as defined below). The total of the Remaining Allowance and the Expansion Allowance shall hereinafter be referred to as the ''Total Allowance".

8.03	Right of First Offer.

a.

Grant of Option; Conditions. Tenant shall have the one time right of first offer (the "Right of First Offer") with respect to Suite 960 consisting of approximately 760 rentable square feet on the 9th floor of the Building as shown on the demising plan attached hereto as Exhibit A (the "Offer Space"). Tenant's Right of First Offer shall be exercised as follows: prior to Landlord leasing the Offer Space to a party other than the existing tenant in the Offer Space, Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Offer Space to Tenant for the remainder of the Lease Term. Tenant may lease the Offer Space, under such terms, by providing Landlord with written notice of exercise (the "Notice of Exercise") within 5 days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice if:

		(i)	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

		(ii)	the Premises, or any portion thereof, is sublet (other than pursuant to a Business Transfer, as defined in Section 11.05 of the Lease) at the time Landlord would otherwise deliver the Advice; or

		(iii)	the Lease has been assigned (other than pursuant to a Business Transfer, as defined in Section 11.05 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

		(iv)	the Offer Space is not intended for the exclusive use of Tenant during the Term; or

		(v)	the Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

	b.	Terms for Offer Space.

(i)

The term for the Offer Space shall commence upon the commencement date stated in the Advice and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, shall govern Tenant's leasing of the Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offer Space. Tenant shall pay Base Rent and Additional Rent for the 'Offer Space in accordance with the terms and conditions of the Advice and the term for the Offer Space shall be co-terminus with the Lease.

(ii)

The Offer Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offer Space or the date the term for such Offer Space commences, unless the Advice specifies work to be performed by Landlord in the Offer Space, in which case Landlord shall perform such work in the Offer Space. If Landlord is delayed delivering possession of the Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offer Space shall be postponed until the date Landlord delivers possession of the Offer Space to Tenant free from occupancy by any party.

(iii)

Landlord reserves the right upon receipt of the Notice of Exercise to request Tenant's current financial records in a form reasonably acceptable to Landlord, to review Tenant's current financial condition and to adjust the security required under the Advice as reasonably determined by Landlord.

c.

Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offer Space shall terminate on the earlier to occur of (i) Tenant's failure to exercise its Right of First Offer within the 5 day period provided in Subsection a above and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Subsection a above. In addition, if Landlord provides Tenant with an Advice for any portion of the Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the "Encumbered Offer Space") and Tenant does not exercise its Right of First Offer to lease the Offer Space described in the Advice, Tenant's Right of First Offer with respect to the Encumbered Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice.

d.

Offer Space Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the "Offer Space Amendment") adding the Offer Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant's Pro Rata Share and other appropriate terms, A copy of the Offer Space Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Space Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offer Space Amendment is executed,

e.

Subordination. Notwithstanding anything herein to the contrary, Tenant's Right of First Offer is subject and subordinate to (I) the renewal of (whether by exercise of option or otherwise) or extension rights of any tenant leasing all or any portion of the Offer Space;

(ii)

the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof; and (iii) the right of Landlord to lease the space to any other tenant or tenant prospect who by the inclusion of the Offer Space will occupy more space in the Building than Tenant.

9.	Miscellaneous.

9.01

This Amendment and the Lease sets forth the entire agreement between the parties with respect to the matters set forth herein, There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

	9.02	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

	9.03	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant, and Tenant shall not be bound by this Amendment until Tenant has executed and delivered the same to Landlord.

9.05

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than The Owen Group on behalf of Tenant and CB Richard Ellis on behalf of Landlord ("Brokers"), Landlord will pay all fees, commissions or other compensation payable to Brokers, if any, pursuant to the terms of separate agreements, Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers (except Brokers) claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than the Brokers, Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

	9.07	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CCP/MS SSIII DENVER TABOR CENTER I PROPERTY OWNER LLC, a Delaware limited liability company

By: Name: Its:	/s/ Stephen E. Budorick Stephen E. Budorick Vice President

TENANT:

GEOVIC MINING CORP., a Delaware corporation

By: Name: Its:	/s/ John E. Sherborne, Jr. John E. Sherborne, Jr. Chief Executive Officer

Tenant’s Tax ID Number (SSN or FEIN): ______________________________________

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE AND THE OFFER SPACE

Suites 975 and 960

8

EXHIBIT B

WORK LETTER

1.      This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Expansion Space for Tenant's use. All improvements described in this Work Letter to be constructed in and upon the Expansion Space by Landlord are hereinafter referred to as the "Landlord Work". It is agreed that construction of the Landlord Work will be completed at Tenant's sole cost and expense, subject to the Total Allowance (as defined in Section 8.02 of this Amendment). Landlord shall obtain a minimum of three (3) bids from Landlord approved general contractors. The parties shall mutually agree upon the selection of the final bidder within three (3) Business Days of receipt and review of all bids by both parties, provided that neither party shall unreasonably withhold its consent to any bid that is less than the Total Allowance. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by the parties as set forth above. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2.      Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called "Plans") necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord's architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment, but excluding the HVAC), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord's architect will prepare the Plans necessary for such construction at Tenant's cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord's architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all reasonable costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord's or its own, as the case may be) that the final approved Plans for the Expansion Space can be delivered to Landlord on or before the date thirty (30) days after the full execution and delivery of this Amendment (the "Plans Due Date"), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and When requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit, or such extended time limit as may be approved beforehand by Landlord or Landlord's agent. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Amendment to which this Exhibit is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word "architect" as used in this Exhibit shall include an interior designer or space planner.)

3.      If Landlord's estimate and/or the actual cost of construction shall exceed the Total Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor's fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant Shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.      If Landlord's estimate and/or the actual cost of construction shall exceed the Total Allowance, if any (such amounts exceeding the Total Allowance being herein referred to as the "Excess Costs"), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon five (5) Business Days written demand. The statements of costs submitted to Landlord by Landlord's contractors shall be conclusive for purposes of determining the actual cost of the items described therein, provided that the same are consistent with accepted bids and all change orders. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.      If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand, unless there is anticipated to be Excess Allowance (as defined below), in which case the Excess Allowance shall be applied to such changes, additions or alterations to the Plans. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within two Business Days, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Expansion Space disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant's decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, as described in Paragraph 4 above.

6.      Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.      Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the "Expansion Allowance") in an amount not to exceed $22,550.00 (i.e. $11.00 per rentable square foot of the Expansion Space) to be applied toward the cost of the Landlord Work in the Expansion Space. If the Total Allowance shall not be sufficient to complete the Landlord Work in the Expansion Space, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Any portion of the Total Allowance which exceeds the cost of the Landlord Work and is not used for Alterations or other leasehold improvements to the Expansion Space and/or the existing Premises prior to November 30,2010, including without limitation the installation of phone/data cabling, electrical, other finish upgrades or other leasehold improvements reasonably approved by Landlord pursuant to Section 9 of the Lease, or is otherwise remaining after November 30, 2010 (the "Excess Allowance") shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Total Allowance a construction management fee for Landlord's oversight of the Landlord Work in an amount equal to 3% of the total cost of the Landlord Work, provided that no construction management fee shall be payable on any portion of the Remaining Allowance if such a fee was charged on those funds in connection with completion of the Original Premises.

8.      This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.